Exhibit C.7

CONSENT OF KALINOWSKI & ASSOCIATES, INC.

     We hereby consent (i) to the filing of an updated appraisal, dated July 13, 2005 (“Updated Appraisal”) of our previous appraisal relating to Building C, Hohokam Business Park, a back office building located at 1515 West 14th Street, Tempe, Arizona delivered to Sutter Securities Incorporated on February 17, 2005 (the “Appraisal”) as an exhibit to the Transaction Statement on Schedule 13e-3 to be filed by BF Enterprises, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) and (ii) to the references to our firm and to the Updated Appraisal and Appraisal in the Information Statement on Schedule 14C to be filed by the Company with the Commission.

KALINOWSKI & ASSOCIATES, INC.

By: /s/ Richard Kalinowski
Name: Richard Kalinowski
Title: President

Phoenix, Arizona
July 21, 2005